UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

January 9, 2013

Date of report (Date of earliest event reported)

LifeLock, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35671	56-2508977
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

60 East Rio Salado Parkway

Suite 400

Tempe, Arizona 85281

(Address of Principal Executive Offices) (Zip Code)

(480) 682-5100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

As described in Item 2.03, on January 9, 2013, we refinanced our existing credit agreement and entered into a new credit agreement with Bank of America, N.A. as administrative agent, swing line lender and L/C issuer, Silicon Valley Bank as syndication agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated as sole lead arranger and sole book manager, and the lenders from time to time party thereto. The disclosure provided in Item 2.03 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 1.01.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On January 9, 2013, we refinanced our existing credit agreement and entered into a new credit agreement (the “Credit Agreement”) with Bank of America, N.A. as administrative agent, swing line lender and L/C issuer, Silicon Valley Bank as syndication agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated as sole lead arranger and sole book manager, and the lenders from time to time party thereto. We refer to the Credit Agreement and related documents as the “Senior Credit Facility.”

The Senior Credit Facility provides for an $85 million revolving line of credit, which we can increase to $110 million subject to the conditions set forth in the Credit Agreement. The revolving line of credit also includes a letter of credit subfacility of $10 million and a swing line loan subfacility of $5 million. The Senior Credit Facility has a maturity date of January 9, 2018.

Borrowings under the Senior Credit Facility bear interest at a per annum rate equal to, at our option, either (a) a base rate equal to the highest of (i) the Federal Funds Rate plus 0.50%, (ii) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (iii) the eurodollar rate for base rate loans plus 1.00%, plus an applicable rate ranging from 0.50% to 1.25%, or (b) the eurodollar rate for eurodollar rate loans plus an applicable rate ranging from 1.50% to 2.25%. The initial applicable rate will be 0.50% for base rate loans and 1.50% for eurodollar rate loans, subject to adjustment from time to time based upon our achievement of a specified consolidated leverage ratio.

In addition to paying interest on the outstanding principal under the Senior Credit Facility, we are also required to pay a commitment fee to the administrative agent at a rate per annum equal to the product of (a) an applicable rate ranging from 0.25% to 0.50% multiplied by (b) the actual daily amount by which the aggregate revolving commitments exceed the sum of (1) the outstanding amount of revolving borrowings, and (2) the outstanding amount of letter of credit obligations. The initial applicable rate will be 0.25%, subject to adjustment from time to time based upon our achievement of a specified consolidated leverage ratio.

We also will pay a letter of credit fee to the administrative agent for the account of each lender in accordance with its applicable percentage of a letter of credit for each letter of credit, which fee will be equal to the applicable rate then in effect, multiplied by the daily maximum amount available to be drawn under the letter of credit. The initial applicable rate for the letter of credit will be 1.50%, subject to adjustment from time to time based upon our achievement of a specified consolidated leverage ratio.

We have the right to prepay our borrowings under the Senior Credit Facility from time to time in whole or in part, without premium or penalty, subject to the procedures set forth in the Credit Agreement.

All of our obligations under the Senior Credit Facility are unconditionally and jointly and severally guaranteed by each of our existing and future, direct or indirect, domestic subsidiaries, subject to certain exceptions. In addition, all of our obligations under the Senior Credit Facility, and the guarantees of those obligations, are secured, subject to permitted liens and certain other exceptions, by a first-priority liens on our and our subsidiaries’ tangible and intangible personal property, including a pledge of all of the capital stock of our subsidiaries.

The Senior Credit Facility requires us to maintain certain financial covenants. In addition, the Senior Credit Facility requires us to maintain all material proprietary databases and software with a third-party escrow agent in accordance with an escrow agreement that we reaffirmed in connection with the Senior Credit Facility. The Senior Credit Facility also contains certain affirmative and negative covenants limiting, among other things, additional liens and indebtedness, investments and distributions, mergers and acquisitions, liquidations, dissolutions, sales of assets, prepayments and modification of debt instruments, transactions with affiliates, and other matters customarily restricted in such agreements. The Senior Credit Facility also contains customary events of default, including payment defaults, breaches of representations and warranties, covenant defaults, cross defaults to other contractual agreements, events of bankruptcy and insolvency, and a change of control.

A copy of the Credit Agreement is filed as Exhibit 10.7 to this Current Report on Form 8-K and is incorporated herein by reference. The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Credit Agreement.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired.

Not applicable.

(b)	Pro Forma Financial Information.

Not applicable.

(c)	Shell Company Transactions.

Not applicable.

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(d)	Exhibits.

Exhibit Number	Exhibits

10.7	Credit Agreement, dated as of January 9, 2013, among LifeLock, Inc., the Guarantors named therein, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, Silicon Valley Bank, as Syndication Agent, the other Lenders named therein, and Merrill Lynch, Pierce, Fenner & Smith Incorporated as Sole Lead Arranger and Sole Book Manager

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIFELOCK, INC.

Date: January 15, 2013	By:	/s/ Clarissa Cerda
Clarissa Cerda
Executive Vice President, Chief Legal Officer, and Secretary

EXHIBIT INDEX

10.7	Credit Agreement, dated as of January 9, 2013, among LifeLock, Inc., the Guarantors named therein, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, Silicon Valley Bank, as Syndication Agent, the other Lenders named therein, and Merrill Lynch, Pierce, Fenner & Smith Incorporated as Sole Lead Arranger and Sole Book Manager